                                                                    EXHIBIT 2.11

                            ASSET PURCHASE AGREEMENT


               ASSET PURCHASE AGREEMENT dated as of June 1, 1998 between CREDENCE SYSTEMS CORPORATION, a Delaware corporation ("Purchaser") and YERVANT DAVID LEPEJIAN and LAWRENCE KRAUS, as authorized representatives (the "Shareholder Representatives") of all of the shareholders of Heuristic Physics Laboratories, Inc., a California corporation (the "Company").

               WHEREAS, the Shareholder Representatives desire to cause the Company and its wholly-owned subsidiary, Heuristic Physics Laboratories of Armenia, a company organized under the laws of the Republic of Armenia (the "Subsidiary" and, collectively with the Company, the "HPL Companies") to sell to Purchaser, and Purchaser desires to purchase from the HPL Companies, all of the Assets (as defined in Section 1.1);

               WHEREAS, the Shareholder Representatives desire to cause the transfer from the HPL Companies to Purchaser of, and Purchaser is willing to accept such transfer from the HPL Companies, the Assumed Liabilities (as defined in Section 2.1);

               NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

               SECTION 1. 1 DESCRIPTION OF ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Time (as defined in Section 7.1), the Shareholder Representatives agree to cause the HPL Companies to convey, sell, transfer, assign, and deliver to Purchaser (and any wholly-owned subsidiary of Purchaser designated by Purchaser prior to the Closing Time to receive title to any of the Assets), and Purchaser (and any wholly-owned subsidiary of Purchaser designated by Purchaser prior to the Closing Time to receive title to any of the Assets) shall purchase from the HPL Companies, all right, title, and interest of the HPL Companies in and to the assets, properties, and rights of the HPL Companies specifically referred to in this Section 1. 1 (collectively, the "Assets"). The Shareholder Representatives represent and warrant to the Purchaser that the Assets are all of the assets of the HPL Companies used exclusively by the Automatic Test Equipment Division and the Design For Test Division of the HPL Companies (the business of the HPL Companies' Automatic Test Equipment Division and the Design For Test Division being, the "Business"):

               (a) All interests in machinery, equipment, instruments, computer hardware and software, tooling, furniture, fixtures, motor vehicles, supplies, repair and maintenance parts, demonstration units, and other fixed assets, together with manufacturer or vendor warranties associated therewith, listed on
Schedule 1.1 (a);

               (b) All inventories of raw materials (together with any manufacturer or vendor warranties associated therewith), work-in-process, finished goods and supplies, including scrapwork and rework, listed on Schedule
1.1 (b) (collectively, the "Inventory");

               (c) All claims and rights under all agreements, contracts, licenses, leases, franchises, instruments, documents, purchase and sale orders and other executory commitments, and all permits, consents, and certificates of any regulatory, administrative or other governmental agency or body, listed on
Schedule 1.1 (c) hereto (collectively, the "Contracts");

               (d) All interests in the real property, including leasehold interests (the "Leasehold Interests") listed on Schedule 1.1(d), and all related rights, easements and uses which benefit or burden any such property (collectively, the "Real Property");

               (e) All right, title and interest to trademarks, trademark rights, service marks, service mark rights, copyrights, trade names, trade name rights, fictitious business names, nondisclosure agreements, confidentiality agreements, assignment of inventions agreements, proprietary in formation and inventions agreements, works of authorship, inventions, software, source code, industrial models, industrial designs, utility models and certificates of invention, designs emblems and logos, trade secrets, know-how, manufacturing formulae, technical information, patents, patent applications, mask work registrations, inventions, franchises, franchise rights, customer and supplier lists together with the goodwill associated therewith and all other proprietary rights, information and processes, in each case, related exclusively to the Business, all of which are listed on Schedule 1.1(e) (collectively, the "Proprietary Rights");

               (f) All accounts and notes receivable of the HPL Companies relating exclusively to the Business, all of which are listed on Schedule 1(f) (collectively, the "Accounts");

               (g) All original books of account, general ledgers, sales invoices, purchase orders, accounts payable and payroll records, tax returns and supporting schedules, drawings, files, papers, and all other records relating exclusively to the Business and duplicates of all of the foregoing relating (but not exclusively relating) to the Business (the "Records");

               (h) All rights under express or implied warranties from suppliers of the Business only to the extent such warranties relate to the Business;

               (i) All of the causes of action, judgments, and claims or demands of whatever kind or description arising out of the activities of the Business, but only to the extent such causes of action, judgments, and claims or documents relate to the Business; and

               (j)  All goodwill of the Business (the "Goodwill").

               SECTION 1.2 NON ASSIGNMENT OF CERTAIN ASSETS. Neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment if such assignment would constitute a breach of the terms of any agreement or result in the loss or diminution or any rights thereof; provided, however, that in each such case, the Shareholder Representatives shall use their best efforts to obtain the consent to an assignment to Purchaser. If such consent is not obtained by the Closing Time, the Shareholder Representatives shall cooperate with Purchaser in any arrangement designed for Purchaser to perform the HPL Companies' obligations with respect to such Asset after the Closing Time and for Purchaser to receive the benefits under any such Asset after the Closing Time, which arrangements may include enforcement, for the account and benefit of Purchaser, of any and all rights of the HPL Companies against any other person arising out of the breach or cancellation by such other person or otherwise, all of such actions of the Shareholder Representatives to be at the direction and expense of the Shareholder Representatives. The Shareholder Representatives shall reimburse Purchaser for all reasonable documented costs and expenses, including increased obligations, resulting from an inability of Purchaser to receive the benefits of any such assignment.

                                   ARTICLE II

                              LIABILITIES OF SELLER
                              ---------------------

               SECTION 2.1 ASSUMED LIABILITIES. Purchaser hereby agrees to assume, satisfy, or perform when due only those liabilities and obligations of the HPL Companies specifically identified on Schedule 2.1 attached hereto (collectively, the "Assumed Liabilities").

               SECTION 2.2 LIABILITIES NOT ASSUMED. Other than the Assumed Liabilities, Purchaser shall not assume, nor shall Purchaser or any affiliate, or any officer, director, employee, stockholder or agent of Purchaser, be deemed to have assumed or guaranteed, any liabilities, obligations, litigation, disputes, debts, payables, counterclaims, rights of set-off or return, or commitments or claims, whether such liabilities are contingent or otherwise, or direct or indirect, of either of the HPL Companies or any shareholder of the Company in existence on or prior to or after the Closing Time or based on any events, facts or circumstances in existence prior to or in connection with the sale of the Assets or in connection with or arising from any activities of either of the HPL Companies or any services provided by or goods or assets sold by or products delivered by or to either of the HPL Companies (collectively, the "Excluded Liabilities").

                                  ARTICLE III

                                 PURCHASE PRICE
                                 --------------

               SECTION 3.1 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Assets and in full payment therefor, Purchaser will pay, or cause to be paid, to the Company the Purchase Price set forth in Section 3.2.

               SECTION 3.2 PAYMENT OF PURCHASE PRICE. The purchase price ("Purchase Price") to be paid or payable by Purchaser to the Company shall consist of cash in the amount of SEVEN MILLION NINE HUNDRED EIGHTY-TWO THOUSAND FIVE HUNDRED TWENTY-SIX Dollars ($7,982,526).

               SECTION 3.3 ROYALTY PAYMENTS. In addition to the Purchase Price, for a period of two (2) years following the date of the Closing, Purchaser shall pay to the Shareholder Representatives in the proportions set forth on Schedule
3.3 hereto royalty payments in the amount equal to ten percent (10%) of Purchaser's net sales to third parties of products derived from those Assets attributable to the HPL Companies Design For Test Division (subject to a reasonable reserve for returns). Purchaser shall maintain books and records relating to its sales of such products and the Shareholder Representatives shall be entitled, at their own expense, to audit such books and records at Purchaser's place of business during normal business hours upon five (5) days prior written notice.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

               Purchaser hereby represents and warrants to the Shareholder Representatives that:

               SECTION  4.1  ORGANIZATION.   Purchaser  is  a  corporation  duly
organized, validly existing, and in good standing under the laws of the State of Delaware.

               SECTION 4.2 AUTHORIZATION. Purchaser has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Purchaser has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its respective terms:
(i) except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, (ii) except as may be required by the applicable provisions of the bulk sales laws provisions of applicable state law, and ('iii') except as the indemnification provisions contained in this Agreement may be limited by principles of public policy.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                        ---------------------------------
                         THE SHAREHOLDER REPRESENTATIVES
                         -------------------------------

               Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Purchaser by Shareholder Representatives prior to entering into this Agreement (the "Disclosure Letter"), Shareholder Representatives hereby represent and warrant to Purchaser:

               SECTION 5.1 ORGANIZATION; GOOD STANDING.

               The HPL Companies are corporations duly organized, validly existing and in good standing under the laws of their respective state or country of organization, and have the corporate power and authority to own, lease and operate their properties and to carry on their businesses as the same are now being conducted. The HPL Companies are qualified as foreign corporations and are in good standing in such other jurisdictions in which the conduct of their business or their ownership or leasing of property requires such qualification. Except as set forth on Schedule 5.1, the HPL Companies do not own, directly or indirectly, any equity or other ownership interest in or control any corporation, partnership, joint venture or other entity. The Company owns one hundred percent (100%) of the proprietary interests in the Subsidiary. All of the proprietary or equity interests in the Subsidiary are fully paid, nonassessable and not subject to any lien or encumbrance.

               SECTION 5.2 AUTHORIZATION.

               Shareholder Representatives have full power and authority, on behalf of all of the shareholders of the Company, to enter into this Agreement and the Related Agreements to which they are a party, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including the execution and delivery of this Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Section 7.2 hereunder (the "Closing Documents") and the Related Agreements to which they are a party. The HPL Companies have taken all necessary and appropriate corporate action with respect to the execution and delivery of any Closing Documents and any Related Agreements to which they are a party. No other corporate proceedings on the part of the HPL Companies are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby (other than, with respect to the sale of Assets, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of the HPL Companies' capital stock in accordance with California law, Armenian law and the HPL Companies' charter documents). This Agreement and the Related Agreements to which they are a party constitute valid and binding obligations of the Shareholder Representatives, enforceable in accordance with their terms: (i) except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, and (ii) except as the indemnification provisions contained in this Agreement may be limited by principles of public policy.

               SECTION 5.3 FINANCIAL STATEMENTS.

               (a) Each of the consolidated financial statements (including, in each case, any related notes thereto) delivered by the HPL Companies to Purchaser (the "Financial Statements") was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and each fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The Company's revenue recognition policies with respect to the Financial Statements have been made in accordance with generally accepted accounting principles. The Company maintains a standard system of accounting in accordance with generally accepted accounting principles. All of the Company's general ledgers, books and records are located at the Company's principal place of business. The Company's financial reserves are adequate to cover claims incurred.

               (b) The projections which the Company has delivered to Purchaser have been prepared by the Company in good faith and are based on assumptions that are reasonable. Such projections do not contain any assumptions that are false or misleading with respect to any material fact and do not omit to state any material fact necessary in order to make such projections reasonable.

               SECTION 5.4 ABSENCE OF CERTAIN CHANGES AND EVENTS.

               1. Since March 31, 1998, there had not occurred any adverse change in the financial condition, results of operation, assets, liabilities, business, or prospects of the Business or any occurrence, circumstance, or combination thereof which reasonably could have been expected to result in any such adverse change.

               2. Since March 31, 1998, there has not been:

               a.  Any  event,  including,   without  limitation,   shortage  of
materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had an adverse effect on the Business or the Assets or any such event which reasonably could be expected to have such an effect on the Business or the Assets;

               b. Any transaction relating to or involving the Business (other than the transactions contemplated herein) which was entered into or carried out other than in the ordinary and usual course of business;

               c. Any change made by the Company in its method of operating the Business or its accounting practices relating thereto;

               d. Any mortgage, pledge, lien, security interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the Assets other than liens arising with respect to taxes not yet due and payable, and such minor liens and encumbrances, if any, which arise in the ordinary course of business and which do not detract from the value of the Assets;

               e. Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

               f. Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any contract, agreement, license, or other instrument to which either Seller is a party and relating to or affecting the Business or the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

               g. Any labor disputes or disturbances materially affecting in an adverse manner the Business or financial condition of the HPL Companies, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

               h. Any notice (written or unwritten)from any engineering or technical personnel of the Business that such employee has terminated, or intends to terminate, such employee's employment in the Business;

               i. Any waivers of any rights of substantial value by either of the HPL Companies related to the Business; or

               j. Any purchase or lease of, or any agreements to purchase or lease, capital assets for the Business by either of the HPL Companies in excess of $10,000 individually, or in excess of $50,000 in the aggregate.

               SECTION 5.5 UNDISCLOSED LIABILITIES.

               There are no debts, liabilities or obligations, other than the Excluded Liabilities with respect to which the Assets are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise, that are not specifically identified in the Financial Statements. Neither of the HPL Companies has guaranteed the repayment of any obligations of any third party, including affiliates and affiliated entities or persons.

               SECTION 5.6 PROPERTIES.

               The HPL Companies have good, valid and marketable title to all Assets, tangible and intangible, purported to be owned by either of them, including the Assets reflected on the Financial Statements. All such Assets purported to be owned by the HPL Companies are free and clear of all mortgages, liens, charges, security interests or other encumbrances of any nature whatsoever except as reflected in the Financial Statements and except for liens for current taxes not delinquent, liens imposed by operation of law and liens incurred in the ordinary course of business. All Assets, including machinery and equipment, owned, leased or otherwise used by the HPL Companies are in good operating condition and repair, reasonable wear and tear excepted, and are suitable and adequate for use in the ordinary course of business and conform in all material respects to all applicable laws. All leases relating to the Business are binding, valid and enforceable in accordance with their terms. After the Closing Time, Purchaser will be entitled to the continued use and possession of the property leased by them, for the terms specified in such leases and for the purposes for which such property is used. There is no pending or threatened condemnation or similar proceeding affecting any of the real property used in the Business owned or leased by the HPL Companies.

               SECTION 5.7 TAXES.

               1. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement.

               2. There are no liens for Taxes upon the Assets except liens for current Taxes not yet due. The unpaid Taxes of the HPL Companies do not exceed the reserve for Taxes established on the books and records of the Company. No governmental entity (a "Taxing Authority") responsible for the imposition of any Tax (domestic or foreign), has asserted that the HPL Companies owe any Taxes other than as shown on their tax returns and paid with such returns.

               3. None of the assets (including the Assets) of the HPL Companies
(i) is property that is required to be treated as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Code
Section 3406, or of Subchapter A of Chapter 3 of the Code or of any other provision of law in any jurisdiction. The HPL Companies are not and have never been members of a group permitted or required to file consolidated Tax returns and are not party to any agreement relating to the payment or sharing of liability for Taxes. The Company has not filed a consent under Section 341(f) of the Code.

               4. For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

               SECTION 5.8 COMPLIANCE WITH LAWS.

               Each of the HPL Companies has complied and is in compliance with all applicable foreign, federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions applicable to the Business. Each of the HPL Companies has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from foreign, federal, state, and local government regulatory bodies necessary to carry on the Business as currently conducted, all of which are currently valid and in full force and effect. There is no claim, action, litigation, order investigation, or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality applicable to the Business.

               SECTION 5.9 CONSENTS.

               The execution and delivery of this Agreement by the HPL Companies does not, and the performance of this Agreement and the Related Agreements by the HPL Companies shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other third party, including licensors and lenders, except for applicable requirements, if any, of the bulk sales laws.

               SECTION 5.10 PRODUCT LIABILITY.

               There are no defects in the design or technology embodied in any product of the Business which HPL Companies currently market or have marketed in the past that impair or are likely to impair the intended use of the product or injure any consumer of the product or third party, except that warranty claims may arise in the normal course of business, for products shipped prior to the Closing Time, in an aggregate amount of no more than the warranty reserves established on the most recent balance sheet of the Company. HPL Companies have delivered to Purchaser copies of their warranty policies and all outstanding warranties or guarantees relating to any of products of the Business other than warranties or guarantees implied by law. There is no claim asserting (a) any damage, loss or injury caused by any product of the Business, or (b) any breach of any express or implied product warranty or any other similar claim with respect to any product of the Business other than standard warranty obligations (to replace, repair or refund) made by HPL Companies in the ordinary course of business.

               SECTION 5.11 PROPRIETARY RIGHTS.

               1. Schedule 5.11 sets forth all of the Proprietary Rights. Any of the Proprietary Rights that require the execution and filing with an appropriate governmental agency have been so indicated on Schedule 5.11.

               2. Schedule 5.11 sets forth a true and complete list of all contracts, licenses and other agreements to which either of the HPL Companies is a party, which affect any item of the Proprietary Rights, except commercially available (i.e., off-the-shelf) software. Schedule 5.11 specifically designates all such contracts, licenses or other agreements (i) pursuant to which either Seller is a direct or indirect licensor or licensee of Proprietary Rights, (ii) under which either of the HPL Companies has granted or been granted exclusive rights, (iii) under which either of the HPL Companies is obligated to pay in excess of (or under which the consideration is reasonably expected to exceed) $50,000 in any one year period and (iv) all parties to whom either of the HPL Companies has delivered their source code, whether pursuant to an escrow arrangement or otherwise and all parties who have the right to receive such source code.

               3. Except in each case as set forth in Schedule 5.11:

                    a. The HPL Companies either own or have the exclusive right to use, sell, license and dispose of, to bring actions for the infringement of and otherwise exercise all Proprietary Rights, including Proprietary Rights which comprise trade secret rights, to the extent permitted by law (hereinafter, "Trade Secrets"), free and clear of all encumbrances.

                    b. The HPL Companies have the non-exclusive right to use, sell, license and dispose of all Proprietary Rights listed on
          Schedule 5.11 as exceptions to the previous paragraph.

                    c. The HPL Companies have taken all appropriate actions and made all applicable applications and filings pursuant to applicable laws to perfect or protect their interests in all Proprietary Rights.

                    d. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (A) breach, violate or conflict with any instrument or agreement governing any Proprietary Right, (B) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Proprietary Right, or (C) in any way impair the right of Purchaser to use, sell, license or dispose of or to bring any action for the infringement of, any Proprietary Right or any products or technology designed, developed, manufactured, sold or serviced by the Business (collectively, "Products").

                    e. The manufacture, marketing, license, sale or use of any Products anywhere in the world does not or would not (A) violate any license or agreement with any third party, (B) infringe on any non-patent Proprietary Right of any third party or (C) infringe any third party patent rights. Neither the HPL Companies nor any of their employees have misappropriated any third party trade secrets. There is no claim or litigation pending or threatened contesting the validity, ownership or right to use, sell, license or dispose of any Proprietary Right, or claiming that the HPL Companies or any of their employees have misappropriated any third party trade secrets nor is there any basis for any such claim.

                    f. No third party is infringing on any Proprietary Right where such infringement could limit the protection afforded by the Proprietary Rights to the use, sale, license, sublicense or disposition of the Products or prevent the future enforcement of such Proprietary Right.

                    g. The HPL Companies have taken all steps reasonably necessary or appropriate (including, entering into appropriate confidentiality, nondisclosure and noncompetition agreements, the forms of which have been delivered to Purchaser or their counsel, with all officers, directors, subcontractors, employees, licensees and entities that serve the Business) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, all Proprietary Rights.

                    h. All Trade Secrets are presently and as of the Closing Time will be located at the HPL Companies' addresses as shown in this Agreement and have not been used, divulged or appropriated for the benefit of any person other than the HPL Companies or to the detriment of the HPL Companies.

               4. Except in each case as set forth in Schedule 5.11:

                    a. Each of the licenses and agreements listed or required to be listed in the Schedules to this Section 5.11 is in full force and effect and is a valid obligation enforceable against each of the HPL Companies (to the extent it is a party thereto), and against the other party thereto in accordance with its terms.

                    b. HPL Companies have performed, or are now performing, their obligations, and HPL Companies are not in default (or would by the lapse of time or the giving of notice or both be in default), under any license or agreement listed or required to be listed in
          Schedule 5.11. No other party to such licenses and agreements is in default (or would by the lapse of time or the giving of notice or both, be in default) thereunder or has breached any terms or provisions thereof.

                    c. No third party has raised against either of the HPL Companies or any of their current or former service providers any claim, dispute or controversy with respect to any of the licenses or agreements which is listed or required to be listed in Schedule 5.11. Neither of the HPL Companies has received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by either of the HPL Companies with respect to their obligations under any such licenses or agreements.

               SECTION 5.12 CONTRACTS AND COMMITMENTS.

               1. Schedule 5.12 lists all outstanding Contracts, whether or not in writing, to which either of the HPL Companies is a party or to which any of the Assets are subject that may: (i) involve obligations (contingent or otherwise) or unwritten agreements of, or payments to, either of the HPL Companies in excess of $50,000; (ii) involve written agreements with suppliers and customers of either of the HPL Companies; (iii) involve the license of any Proprietary Rights to or from either Seller; (iv) contain provisions restricting and/or affecting the development, manufacture, or distribution of HPL Companies' products or services; (v) relate to any aspect of the Business in which any person who was or is an officer, director, or employee of either of the HPL Companies (or any person, firm, partnership, trust, or corporation affiliated with any such persons or any family members of such persons) has an interest; or
(vi) involve agreements (written or unwritten) on which the Business is dependent.

               2. Each of the HPL Companies has performed all of its obligations under the terms of each Contract listed in Schedule 5.12 to which it is a party, and is not in default thereunder. No event has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract. Each such Contract is valid and binding on all parties thereto and in full force and effect. Neither of the HPL Companies has received a notice of default, cancellation, or termination in connection with any such Contract.

               SECTION 5.13  ASSETS.

               The Assets include all intellectual property, inventory and all other property, in which either of the HPL Companies has any right, title and interest, necessary to operate the Business in the same manner as the Business was operated by the HPL Companies prior to the Closing Time. The Assets are suitable for the purpose or purposes for which they are being used, are in good operating condition and in reasonable repair, and free from any known defects, except such minor defects as do not interfere with the continued use thereof. Each tangible Asset has been serviced and maintained in accordance with customary industry practices. Subject to normal wear and tear, and to financial reserves on the Company's most recent balance sheet that are adequate, such plants, facilities, machinery, and equipment are capable of and are producing sound and merchantable products.

                SECTION 5.14   NO CONFLICT OR DEFAULT.

                Neither the execution and delivery of this Agreement or the Related Agreements, nor compliance with the terms and provisions hereof and thereof, including the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of either of the HPL Companies' Articles of Incorporation or Bylaws (or similar constituent documents), as presently in effect, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which either of the HPL Companies is a party or by which it or they or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

               SECTION 5.15  LABOR RELATIONS.

               1. With respect to the Business, the Company has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

               2. There are no labor controversies pending or threatened between either Seller and any of its employees or any labor union or other collective bargaining unit representing any of the employees.

               3. Neither of the HPL Companies has ever entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the employees.

               4. There are no written employment or separation agreements, or oral employment or separation agreements other than those establishing an "at-will" employment relationship between either of the HPL Companies and any of the employees.

               SECTION 5.16  EMPLOYEE BENEFIT PLANS.

               1. Schedule 5.16 lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the HPL Companies, any trade or business (whether or not incorporated) which is a member or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code or any Subsidiary of the Company (together, the "Employee Plans"), and a copy of each such Employee Plan has been provided to Purchaser.

               2. a. None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of the Company or any of its Subsidiaries; (iii) all Employee Plans are in compliance in all respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service or Secretary of the Treasury), and the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code does so qualify and a favorable determination letter with respect to each such Employee Plan and trust has been received from the Internal Revenue Service (the "IRS"), and nothing has occurred which may reasonably be expected to cause the loss of such qualification or exemption; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Employee Plan is covered by, and neither the Company nor any Subsidiary has incurred or expects to incur any liability under, Title IV of ERISA or Section 412 of the Code.

               SECTION 5.17  BROKERS' AND FINDERS' FEES/CONTRACTUAL LIMITATIONS.

               Neither of the HPL Companies is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby. Neither of the HPL Companies, nor any officer, director, employee, agent or representative of either of the HPL Companies (collectively "Representatives") are or have been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts either of the HPL Companies or the Representatives from negotiating, entering into and consummating this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

               SECTION 5.18  INTERESTED PARTY RELATIONSHIPS.

               Except as set forth in the footnotes to the Company's most recent financial statements provided to Purchaser, neither the HPL Companies, nor any shareholder of the Company, nor any officer and director or family member thereof, or any corporation, partnership, or other entity which, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with any officer and director or family member thereof has any material financial interest, direct or indirect, in any material supplier or customer, any party to any contract which is material to the Business, or any competitor with the Business.

               SECTION 5.19  ENVIRONMENTAL MATTERS.

               The  Company  and the  Subsidiary (i) has obtained all applicable permits, licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company and the Subsidiary (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgement, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or the Subsidiary (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material waste; (iv) have taken all actions necessary under applicable requirements of Federal, state or local environmental laws, rules or regulations to register any products or materials required to be registered by the Company or the Subsidiary (or any of their respective agents) thereunder; and (v) are not aware of any contaminated soil or groundwater at any of the properties or portions thereof owned or operated, leased or previously owned or leased by the Company or the Subsidiary. The Company does not require any permits relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or the Subsidiary (or their respective agents). The Company has disclosed to Purchaser in the Disclosure Letter all documents relating to tests previously conducted or to be conducted in the future for potential contamination at any of the Company's or such Subsidiary's facilities, whether owned or leased, including soil and water tests.

               SECTION 5.20 CERTAIN PAYMENTS.

               In connection with the Business, the HPL Companies have not and no person directly or indirectly on behalf of the HPL Companies has made or received any payment that was not legal to make or receive.

               SECTION 5.21 BOOKS AND RECORDS.

               The books and records of the HPL Companies to which Purchaser has been given access are the true books and records of the HPL Companies and truly and fairly reflect the underlying facts and transactions in all respects.

               SECTION 5.22 COMPLETE DISCLOSURE.

               No representations or warranties made by the Shareholder Representatives in this Agreement, nor any financial statements prepared and furnished or to be prepared and furnished by the HPL Companies or their representatives to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

               SECTION 5.23 BACKLOG.

               Schedule 5.23 sets forth the backlog of orders that the HPL Companies are to ship and contract work to be performed as of March 31, 1998. The HPL Companies either possess sufficient inventory of parts, materials and personnel to produce the same within their scheduled delivery dates or such parts or materials have lead times such that the HPL Companies can acquire such parts and materials in time to produce and ship such backlog in accordance with its schedule shipping date.

               SECTION 5.24 CUSTOMERS AND SUPPLIERS.

               None of the HPL Companies' ten largest customers and ten largest suppliers during the twelve months ended March 31, 1998 (determined on the basis of both revenues and bookings during such period) has terminated, or intends to materially reduce or terminate, the amount of its business with the HPL Companies, and no such termination or alteration will occur as a result of the consummation of this Agreement.

               SECTION 5.25 BEST EFFORTS.

               Each of the Shareholder Representatives shall use their best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each of the Shareholder Representatives shall promptly apply for or otherwise seek, and use their best efforts to obtain, all consents and approvals required for the consummation of the transactions set forth hereby.

               SECTION 5.26 EMPLOYMENT AGREEMENTS.

               Prior   to  the   Closing   Time,   each   of   the   Shareholder
Representatives shall use their best efforts to assist Purchaser in persuading employees of the Business to be willing to accept employment with Purchaser.

               SECTION 5.27 INVENTORY.

               Schedule 5.27 sets forth a list of all of the inventories of the Business as of the date hereof (the "Inventories"). The Inventories are valued at cost (determined on a first-in first-out basis) or market, whichever is lower, with adequate allowances for excess and obsolete materials and materials below standard quality in accordance with GAAP consistently applied. The quality and quantity of the Inventories are such that the Inventories are readily usable and saleable in the normal course of business of the Business, except such amounts as are reserved in accordance with GAAP consistently applied. All items included in such Inventories are owned by the HPL Companies. All Inventories materially in excess of reasonable estimated requirements for the Business based on current operations for the three (3) months from the date hereof are set forth in Schedule 5.27. Except as disclosed in Schedule 5.27, the HPL Companies hold no Inventories manufactured to customer specifications effectively rendering the Inventories saleable only to that customer.

               SECTION 5.28 PAYABLES; RECEIVABLES.

               All the accounts receivable and notes receivable owing to the Business as of the date hereof are set forth in Schedule 5.28 and constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no contingent or asserted claims, refusals to pay, rights of return, or other rights of set-off against any thereof. As of the date hereof, except as set forth in Schedule 5.28, there is (i) no account debtor or note debtor delinquent in its payment by more than 30 days, (ii) no account debtor or note debtor that has refused (or threatened to refuse) to pay its obligations for any reason, (iii) no account debtor or note debtor that is insolvent or bankrupt, and (iv) no account receivable or note receivable which is pledged to any third party by either of the HPL Companies. Neither of the HPL Companies holds deposits from customers or has received prepaid service contract revenue or other prepaid revenue.

               SECTION 5.29 SERVICE PROVIDER AGREEMENTS.

               No service provider of the HPL Companies is in violation of any term of any employment agreement (whether written or verbal), patent or trademark disclosure agreement or any other contract or agreement relating to the relationship of any such service provider with the HPL Companies or any other party (including prior employers) or any term of any judgment, decree, or order, because of the nature of the business now conducted or now proposed to be conducted by the HPL Companies. Each current and former service provider of the HPL Companies has executed a proprietary information and inventions agreement (or similar agreement) with the HPL Companies in the form then being used by the HPL Companies, all of which forms have been previously delivered to Purchaser by the HPL Companies. Each employee or consultant-inventor has executed a written agreement validly assigning his or her rights to the HPL Companies on all inventions, pending patent applications, all patents issued, and all other intellectual property rights developed by such service provider while working for or on behalf of the HPL Companies. To the extent the HPL Companies have ever utilized consultants or independent contractors, each consultant or independent contractor has executed a written agreement, validly assigning to the HPL Companies his or her rights in and to all copyrights and works of authorship relating to products, services or technology designed, developed, manufactured, licensed, sold, marketed or serviced by the HPL Companies and its business. The HPL Companies are not aware that any of its service providers is in violation thereof and will use all efforts to prevent any such violation. The HPL Companies are not aware that any of its service providers are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the HPL Companies or that would conflict with the HPL Companies business as conducted or as proposed to be conducted or that would prevent any such service provider from assigning inventions to the HPL Companies. The HPL Companies do not believe that it is or will be necessary for the HPL Companies to utilize any inventions of any of its service providers (or people it currently intends to hire) made prior to their employment by or relationship with the HPL Companies.

                                   ARTICLE VI

                                    COVENANTS
                                    ---------

               SECTION 6.1 CONSENTS. The Shareholder Representatives shall use their best efforts to obtain, or to cause the HPL Companies to obtain, all consents of and authorizations by third parties and to make all filings with and give all notices to third parties that may be necessary or required in order to consummate the sale of the Assets, and shall take such additional actions as Purchaser may reasonably request so that the transactions contemplated by this Agreement may be expeditiously consummated.

               SECTION 6.2 EMPLOYMENT OFFERS. Purchaser shall offer to employ all employees of the HPL Companies employed exclusively in the Business, all of such employees (and only such employees) being listed on Schedule 6.2; provided, however, that Purchaser shall not agree to maintain such employment for any particular period of time and, if such offers are accepted, such employees will be employed on an "at will" basis. Purchaser shall not solicit any employees of the HPL Companies other than those set forth on Schedule 6.2.

               SECTION 6.3 COBRA. The Shareholder Representatives shall ensure that the HPL Companies comply with the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to employees of the HPL Companies who are terminated by the HPL Companies on or before the Closing Time.

               SECTION 6.4 MAIL AND RECEIVABLES PAYMENTS. From and after the Closing Time, the Shareholder Representatives shall endorse, or shall ensure that the HPL Companies endorse, any check or any other evidence of indebtedness or payment received by the HPL Companies on account of any Accounts after the Closing Time to the order of Purchaser or take other appropriate actions and shall promptly forward such payment to Purchaser no later than five (5) business days after actual receipt by the HPL Companies. Purchaser and the Shareholder Representatives shall each provide to the other all the cooperation which the other may reasonably request in connection with the collection of the Accounts.

               SECTION 6.5 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Purchaser or the Shareholder Representatives, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

               SECTION  6.6  FURTHER  ACTION.  Upon the terms and subject to the conditions hereto, each of the Purchaser and each of the Shareholder Representatives hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The Shareholders Representatives shall ensure that the Company changes its corporate name within 30 days of the Closing Time to a name which does not uses any of the words, or any combination thereof, "Heuristic", "Physics" and "Laboratories" and to ensure that Purchaser have all rights to the name "Heuristic Physics Laboratories, Inc."

               SECTION 6.7 COVENANTS AGAINST DISCLOSURE. The Shareholder Representatives and Purchaser agree to maintain the confidentiality of the terms and conditions of this Agreement; provided, however, that the Shareholder Representatives may provide copies of this Agreement and related documents to the Company or to any party who acquires, or proposes to acquire, all or substantially all of the capital stock or remaining assets of the HPL Companies; provided, further, however, any party hereto may disclose information to the extent required by securities laws or as compelled by court order. Neither of the Shareholder Representatives nor Purchaser shall disseminate (except to each other) any press release or announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other parties; provided, however, that any of the parties hereto may disseminate information to employees and legal and accounting representatives.

               SECTION 6.8. NO SHOP. The Shareholder Representatives shall not, nor shall they permit any of their legal or financial advisors or any officers or directors of the Company to, solicit, negotiate or discuss the disposition of any of the Assets to any person other than Purchaser.

                                  ARTICLE VII

                                    CLOSING
                                    -------

               SECTION 7.1 CLOSING TIME. The transactions contemplated by this Agreement shall be completed on June 4, 1998 (the time of the Closing on such date being, the "Closing Time"), unless otherwise agreed to in writing by Purchaser and the Shareholder Representatives. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303, or at such other place as may be agreed to in writing by Purchaser and the Shareholder Representatives. The "Closing," shall mean the deliveries to be made by the Shareholder Representatives and the Purchaser at the Closing Time in accordance with this Agreement.

               SECTION 7.2 DELIVERIES BY THE SHAREHOLDER REPRESENTATIVES. At the Closing, the Shareholder Representatives shall deliver to Purchaser all duly and properly executed, the following:

               (a) (1) A good and sufficient bill of sale in the form attached as Exhibit 7.2(a) (the "Bill of Sale") for the Assets to be transferred from the Company to Purchaser and (ii) if Purchaser designates any of its wholly-owned subsidiaries to receive the Assets currently held by Subsidiary a good and sufficient Bill of Sale for the Assets to be transferred from the Subsidiary to such designated subsidiary of Purchaser, in each case selling, delivering, transferring, and assigning to Purchaser (and any designated subsidiary) title to all of the HPL Companies' right, title, and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever.

               (b) An opinion of General Counsel Associates LLP, counsel to the HPL Companies, dated the date of the Closing, in the form attached hereto as
Exhibit 7.2(b).

               (c) An opinion of Armenian legal counsel to the Subsidiary, dated the date of the Closing, in the form attached hereto as Exhibit 7.2(c).

               (d) An affidavit of the Shareholder Representatives, in the form attached hereto as Exhibit 7.2(d), stating, under penalty of perjury, the Shareholder Representatives' United States taxpayer identification numbers and that the Shareholder Representatives are not foreign persons, pursuant to
Section 1445(b)(2) of the Code.

               (e) Valid assignments of rights for all Contracts and other third party or governmental consents necessary in order for Purchaser to operate the Business.

               (f)  Valid  patent,  patent  application,   trademark,  trademark
application,   trade  secret,   domain  name  and  other  intellectual  property
assignments in the forms attached as Exhibit 7.2(f).

               (g)  Valid  proprietary   information  and  invention  agreements
executed by the employees of the Business listed in Schedule 6.2.

               (h) Evidence, satisfactory to Purchaser, of the HPL Companies' title to all of the Assets and right to fully convey all Assets free and clear of any lien, encumbrances or restrictions on transfer.

               (i) Evidence satisfactory to Purchaser of the Shareholder Representatives' authority to act on behalf of all the Company's shareholders including with respect to receipt of the Purchase Price and the royalty payments referred to in Section 3.4.

               (j) A certificate executed by the Shareholder Representatives, dated the date of the Closing, to the effect that all of the conditions to Closing set forth in this Section 7.2 have been satisfied.

               (k) An accepted offer of employment with Purchaser from all the employees of the Business listed on Schedule 6.2.

               (l) All licenses from all appropriate governmental agencies or third parties to operate the Business in the same manner as the HPL Companies operated the Business prior to the Closing Time, including a file format license in the form attached hereto as Exhibit 7.2(l).

               (m) all books and records (or copies thereof) related to the Business.

               SECTION 7.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Company, the Purchase Price and a Waiver and Release in the form attached hereto as Exhibit 7.3.

               SECTION 7.4 FURTHER ASSURANCES. At or after the Closing Time, each of the Shareholder Representatives and Purchaser shall prepare, execute, and deliver, at its expense, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser's title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                 ARTICLE VIII

                         SETTLEMENT AND GENERAL RELEASE
                         ------------------------------

               SECTION 8.1 SETTLEMENT AND GENERAL RELEASE. For the consideration set forth in Article III herein, each of the Shareholder Representatives waives and releases Purchaser and each of its successors, officers, directors, affiliates, agents, employees and/or assigns, and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of Purchaser or as required by legal process) legal or administrative proceedings against Purchaser and each of its successors, officers, directors, affiliates, agents, employees and/or agents with respect to any matter of any kind arising out of, relating to or connected with any Excluded Liabilities.

               This waiver and release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present or future, arising from Excluded Liabilities. The Shareholder Representatives acknowledge that any and all rights granted to them under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Said Section 1542 of the Civil Code of the State of California reads as follows:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR."

               This Section 8.1 shall constitute a complete defense to any claim released herein. Notwithstanding any other provision of this Agreement, this
Section 8.1 shall survive indefinitely.


                                   ARTICLE IX

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                       -----------------------------------

               SECTION 9.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Closing Time of the following conditions (unless waived in writing by Purchaser):

               (a) Representations and Warranties. The representations and warranties of the Shareholder Representatives set forth in this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing Time as if such representations and warranties were made as of such date and time.

               (b) Performance of Agreement. All covenants, conditions, and other obligations under this Agreement and the Related Agreements which are to be performed or complied with by the Shareholder Representatives, including necessary approvals of the HPL Companies' Boards of Directors and shareholders, shall have been fully performed and complied with at or prior to the Closing Time, including the delivery of the instruments and documents in accordance with
Section 7.2 hereof.

               (c) No Material Adverse Change. There shall have been no material adverse change in the financial condition, business, properties or prospects of the Business since March 31, 1998.

               (d) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing Time.

               (e) Evidence of Title. Purchase shall have received evidence satisfactory to it, at or prior to the Closing Time, of the HPL Companies' title to all of the Assets and right to fully convey all Assets free and clear of any lien, encumbrances or restrictions on transfer.

               (f) Certificate of Shareholder Representatives. Shareholder Representatives shall have delivered to Purchaser a certificate executed by them, dated the date of the Closing, to the effect that all of the conditions to Closing set forth in this Section 9.1 have been satisfied.

               (g) Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Purchaser under this Agreement shall be satisfactory to Purchaser in all respects.

               (h) Key  Employees.  All  employees  of the  Business  listed  on
Schedule 6.2 shall have accepted offers of employment with Purchaser.

               (i) Licenses. Purchaser shall have received all licenses from all appropriate governmental agencies or third parties to operate the Business in the same manner as the HPL Companies operated the Business prior to the Closing Time.

               SECTION 9.2 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER REPRESENTATIVES. Each and every obligation of the Shareholder Representatives to be performed at the Closing Time shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Shareholder Representatives):

               (a) Representations and Warranties. Purchaser's representations and warranties set forth in this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing Time as if such representations and warranties were made as of such time and date.

               (b) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing Time.


                                    ARTICLE X

                                 INDEMNIFICATION
                                 ---------------

               SECTION 10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

               (a) Notwithstanding any investigation  conducted at any time with regard thereto by or on behalf of any party to this Agreement, all representations, warranties, covenants, and agreements of each party in this Agreement shall survive for eighteen (18) months following the Closing. No investigation made by or on behalf of Purchaser with respect to the HPL Companies or the Shareholder Representatives shall be deemed to affect Purchaser's reliance on the representations, warranties, covenants and agreements made by the Shareholder Representatives contained in this Agreement and shall not be a waiver of Purchaser' rights to indemnity as provided herein for the breach or inaccuracy of or failure to perform or comply with any of the Shareholder Representative's representations, warranties, covenants or agreements under this Agreement.

               (b) Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to a party in the event of fraud relating to the representations, warranties, agreements or covenants made by any party in this Agreement.

               SECTION 10.2 INDEMNIFICATION BY SHAREHOLDER REPRESENTATIVES.

               The Shareholder Representatives hereby agree to indemnify, defend and hold harmless Purchaser and its affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by Purchaser and any of its affiliates, directly or indirectly, as a result of or arising from or in connection with any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by the Shareholder Representatives in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall also be referred to as "Identifiable Claims"); provided, however, that, except with respect to Damages arising out of (i) any violation of any applicable bulk sales laws, (ii) the Excluded Liabilities, (iii) Taxes accruing prior to, or in connection with, the Closing, (iv) any breach of Section 5.11 (Proprietary Rights), and (v) any breach of the last sentence of Section 5.1 including any claim by any shareholder of the Company (other than the Shareholder Representatives) that such person has not received their share of the Purchase Price or their share of the royalty payments provided for in Section 3.3. Shareholder Representatives shall be so liable only to the extent of aggregate Damages in excess of $250,000. The maximum monetary liability of the Shareholder Representatives under this Section 10.2 shall be (i) with respect to any notice or notices of Identifiable Claims delivered by Purchaser to Shareholder Representatives during the thirty day period following the Closing Time, the Purchase Price, and (ii) with respect to any notice of notices of Identifiable Claims delivered by Purchaser to Shareholder Representatives from the period commencing on the 31st day after Closing Time until the 540th day after the Closing Time, $2,000,000.

               SECTION  10.3   PROCEDURE  FOR   NOTIFICATION   WITH  RESPECT  TO
THIRD-PARTY CLAIMS.

               (a) If Purchaser  determines to seek  indemnification  under this
Article IX with respect to the existence of any claim giving rise to Damages resulting from the assertion of liability by third parties, Purchaser shall give notice to the Shareholder Representatives within 20 days of Purchaser becoming aware of any such Identifiable Claim or of facts upon which any such Identifiable Claim will be based. The notice shall set forth such material information with respect thereto as is then reasonably available to Purchaser. In case any such liability is asserted against Purchaser, and Purchaser notifies the Shareholder Representatives thereof, the Shareholders Representatives will be entitled, if they so elect by written notice delivered to Purchaser within 20 days after receiving Purchaser's notice, to assume the defense thereof with counsel satisfactory to Purchaser. Notwithstanding the foregoing, (i) Purchaser shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Purchaser unless Purchaser shall reasonably determine that there is a conflict of interest between Purchaser and the Shareholder Representatives with respect to such Identifiable Claim, in which case the fees and expenses of such counsel will be borne by the Shareholder Representatives, and (ii) the rights of Purchaser to be indemnified hereunder in respect of Identifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Shareholder Representatives are materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Identifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

               (b) In the event that the Shareholder Representatives, within 20 days after receipt of the aforesaid notice of an Identifiable Claim, fail to assume the defense of Purchaser against such Identifiable Claim, Purchaser shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of the Shareholder Representatives.

               (c) Notwithstanding anything in this Agreement to the contrary, if there is a reasonable probability that an Identifiable Claim may materially adversely affect Purchaser, Purchaser shall have the right to participate in such defense, compromise, or settlement and Shareholder Representatives shall not, without Purchaser' written consent (which consent shall not be unreasonably withheld), settle or compromise any Identifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to Purchaser a release from all liability in respect of such Identifiable Claim.

               SECTION 10.4 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS.

               In the event that Purchaser asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Shareholder Representatives. Such written notice shall state that it is being given pursuant to this Section 10.4, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If the Shareholder Representatives, within 20 days after the mailing of notice by Purchaser, shall not give written notice to Purchaser announcing their intent to contest such assertion of Purchaser, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Shareholder Representatives contest the assertion of a claim by giving such written notice to Purchaser within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including attorney fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten days after such notice.

               SECTION 10.5 INDEMNIFICATION BY PURCHASER.

               Purchaser hereby agrees to indemnify, defend and hold harmless the Shareholder Representatives and their respective affiliates against any and all Damages asserted against, resulting from, imposed upon, or incurred or suffered by Shareholders Representatives, directly or indirectly, as a result of or arising from or in connection with (i) any of the Assumed Liabilities or (ii) the Purchaser's conduct of the Business after the Closing Time; provided, however, that no payment shall be payable by Purchaser under this Section 10.5 at any time when Shareholder Representatives shall be in breach of any of their representations, warranties, covenants and agreements in this Agreement.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS
                            ------------------------

               SECTION 11.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below, or at such other address that they designate by notice to all other parties in accordance with this Section 11.1. All notices and communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and
(iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing:

If to the Purchaser: Credence Systems Corporation
                     215 Fourier Avenue
                     Fremont, CA 94539
                     Attention- Chief Executive Officer
                     Telephone: (510) 657-7400
                     Telecopy:  (510) 623-2522

    with a copy to:  Brobeck, Phleger & Harrison LLP Two Embarcadero Place
                     2200 Geng Road Palo Alto, CA 94303
                     Attention: Warren T. Lazarow, Esq. & Robert H. Sweeny, Esq.
                     Telephone: (650) 496-2887
                     Telecopy:  (650) 496-2733

If to the Shareholder
   Representatives:  David Lepejian
                     340 Cowper Street
                     Palo Alto, CA 94301
                     Telephone: (650) 321-9947
                     Telecopy:  (650) 321-1830

   with a copy to:
                     Charles Wagner
                     1022 W. Hedding Street
                     San Jose, CA 95126
                     Telephone: (408) 244-6222
                     Telecopy:  (408) 247-7081

               SECTION 11.2 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

               SECTION 11.3 REMEDIES OF PURCHASER. The Shareholder Representatives agree that the Assets are unique and not otherwise readily available to Purchaser. Accordingly, the Shareholder Representatives acknowledge that, in addition to all other remedies to which Purchaser are entitled, Purchaser shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Purchaser is not in material default hereunder.

               SECTION 11.4 BINDING EFFECT, ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Shareholder Representatives, their successors and permitted assigns, and Purchaser and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party.

               SECTION 11.5 EXPENSES OF TRANSACTION, TAXES. Each party shall bear its own costs and expenses in connection with this Agreement. The
Shareholder Representatives shall pay or cause the HPL Companies to pay all applicable Taxes, including, without limitation, sales, use, excise, transfer, documentary and any other similar Taxes, arising out of the purchase and sale of the Assets.

               SECTION 11.6 WAIVER, CONSENT. This Agreement may not be amended except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

               SECTION 11.7 THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

               SECTION 11.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               SECTION 11.9 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within the State of California.

               SECTION 11.10 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled.

               SECTION 11.11 COOPERATION AND RECORDS RETENTION. The Shareholder Representatives and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any tax return, statement, report form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (ii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Shareholder Representatives and Purchaser shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Time and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Purchaser shall keep the original copies of the records at its facilities in California and elsewhere, if applicable, and, at the Shareholder Representatives' expense, shall provide copies of the Records to the Shareholder Representatives upon request.

               SECTION 11.12 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              CREDENCE SYSTEMS CORPORATION



                              By:   /s/  WILMER R. BOTTOMS
                              -----------------------------------------
                              Name:  Wilmer R. Bottoms
                              Title: President, Chief Executive Officer


                             SHAREHOLDER REPRESENTATIVES:


                                 /s/  YERVANT DAVID LEPEJIAN
                              -----------------------------------------
                              Yervant David Lepejian


                                 /s/  LAWRENCE KRAUSE
                              -----------------------------------------
                              Lawrence Krause



The Company shall furnish supplementally a copy of any omitted schedule to the Commission upon request.